Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated June 9, 2009
Relating to Preliminary Prospectus dated June 8, 2009
Registration Statement No. 333-156978
EL PASO PIPELINE PARTNERS, L.P.
Pricing Term Sheet and Related Matters
11,000,000 Common Units Representing Limited Partner Interests

Issuer:	El Paso Pipeline Partners, L.P.

Symbol:	New York Stock Exchange: EPB

Offering Size:	$192.5 million

Price to Public:	$17.50 per common unit

Common Units Offered:	11,000,000 common units representing limited partner interests

Option to Purchase Additional Common Units:	Up to 1,650,000 common units representing limited partner interests (30 days)

Common Units Outstanding After this Offering:
95,965,923 common units representing limited partner interests (excluding option to purchase additional common units) or 97,615,923 common units representing limited partner interests (including full exercise of option to purchase additional common units)

Proceeds, including general partner’s proportionate capital contribution, net of underwriting commission and expenses:	$188.2 million (excluding option to purchase additional common units) or $216.5 million (including full exercise of option to purchase additional common units)

Trade Date:	June 9, 2009

Closing Date:	June 15, 2009

CUSIP:	283702108

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Citigroup Global Markets Inc.
UBS Securities LLC

Co-Managers:	Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Raymond James & Associates, Inc.
Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on June 9, 2009, Morgan Stanley & Co. Incorporated purchased, on behalf of the syndicate, 512,300 common units at an average price of $17.5572 per unit in stabilizing transactions.

El Paso Pipeline Partners, L.P. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents El Paso Pipeline Partners, L.P. has filed with the SEC for more complete information about El Paso Pipeline Partners, L.P. and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at http://www.sec.gov.
A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses: Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (866) 718-1649, Email: prospectus@morganstanley.com; Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, (888) 603-5847, Email: Barclaysprospectus@broadridge.com; Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (800) 831-9146, Email: barprospectusdept@citi.com; UBS Securities LLC, Attn: Prospectus Dept., 299 Park Avenue, New York, NY 10171, (888) 827-7275.